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Exhibit 4.17

        WAIVER dated as of June 27, 2002 to (i) the Credit Agreement dated as of April 16, 2002 (as amended, restated or otherwise supplemented from time to time, the "Credit Agreement") among MCLEODUSA INCORPORATED, a Delaware corporation (the "Borrower"), the lenders from time to time party thereto (the "Lenders") and JPMorgan Chase Bank, as Administrative Agent and as Collateral Agent (in such capacities, the "Agent"), and (ii) the Amended and Restated Security Agreement dated as of April 16, 2002 (as amended, restated or otherwise supplemented from time to time, the "Security Agreement") among the Borrower, the Subsidiaries of the Borrower listed on Schedule I thereto or becoming a party thereto as provided in Section 7.16 thereof and the Agent.

        A.    The Borrower has informed the Lenders that it is currently contemplating a transaction pursuant to which all of the equity interests of Greene County Partners, Inc. ("Greene County"), a Restricted Subsidiary of the Borrower, will be acquired by the third-party shareholders of Greene County. Such transaction will be effected pursuant to the redemption by Greene County of all its equity interests held by the Borrower and its Subsidiaries for an aggregate redemption price of approximately $19,000,000, of which approximately $16,000,000 will be in the form of cash and approximately $3,000,000 will be in the form of a note. In connection with the transaction, the Borrower and/or its Subsidiaries will also forgive approximately $14,000,000 of Indebtedness owed to the Borrower or its Subsidiaries by Greene County. The foregoing transactions are hereinafter referred to as the "Transactions".

        B.    The Borrower has requested that the Lenders waive compliance by the Borrower with Sections 6.01(b), 6.09(a) and 6.10 of the Credit Agreement and that the Agent and the Lenders waive compliance by the Borrower and its Subsidiaries party thereto with Section 4.10 of the Security Agreement to the extent necessary to permit the Transactions.

        C.    The undersigned Lenders and the Agent are willing to agree to such waivers, on the terms, subject to the conditions and to the extent set forth herein.

        In consideration of the premises and the agreements, provisions and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

        SECTION 1.    Definitions; References.    Unless otherwise specifically defined herein, each capitalized term used but not defined herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.

        SECTION 2.    Waiver.    Effective as of the Effective Date (as defined in Section 4 hereof), (a) the Lenders hereby waive compliance by the Borrower with Section 6.01(b), 6.09(a) and 6.10 of the Credit Agreement and (b) the Lenders and the Agent hereby waive compliance by the Borrower and its Subsidiaries party thereto with Section 4.10 of the Security Agreement, in each case to the extent, but only to the extent, necessary to permit the Transactions.

        SECTION 3.    Representations, Warranties, and Agreements.    To induce the other parties hereto to enter into this Waiver, the Borrower represents to each of the Lenders and the Agent that, as of the Effective Date:

            (i)  after giving effect to this Waiver, the representations and warranties of the Borrower set forth in each of the Loan Documents are true and correct on the date hereof with the same effect as if made on the Effective Date, except for representations and warranties that expressly relate to an earlier date, which representations and warranties were true and correct as of such earlier date;

          (ii)  after giving effect to this Waiver, no Default or Event of Default has occurred and is continuing under the Credit Agreement; and

          (iii)  this Waiver has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms.

        SECTION 4.    Conditions to Effectiveness.    This Waiver shall become effective as of the date (the "Effective Date") upon which the Agent shall have received counterparts of this Waiver that, when taken together, bear the signatures of the Borrower and the Required Lenders under the Credit Agreement and of the Borrower, the Required Lenders and the Agent under the Security Agreement.

        SECTION 5.    Effect of Waiver.    Except as expressly set forth herein, this Waiver shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of the Lenders or the Agent under the Credit Agreement or the Security Agreement and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or the Security Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Waiver shall apply and be effective with respect only to the matters expressly referred to herein, and nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or the Security Agreement in similar or different circumstances. After the Effective Date, any reference to the Credit Agreement shall mean the Credit Agreement, as modified hereby, and any reference to the Security Agreement shall mean the Security Agreement, as modified hereby.

        SECTION 6.    Applicable Law.    THIS WAIVER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        SECTION 7.    Counterparts.    This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original but all of which when taken together shall constitute but one and the same instrument. Delivery of an executed signature page of this Waiver by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

        SECTION 8.    Costs and Expenses.    The Borrower agrees to reimburse the Agent for its reasonable out-of-pocket expenses in connection with this Waiver, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Agent.

        SECTION 9.    Headings.    The headings of this Waiver are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed by their respective authorized officers as of the day and year first written above.

MCLEODUSA INCORPORATED,
by:	/s/ G. Kenneth Burckhardt
	Name:	G. Kenneth Burckhardt
	Title:	Executive Vice President & Chief Financial Officer
JPMORGAN CHASE BANK, individually and as Agent,
by:	/s/ John Kowalczuk
	Name:	John Kowalczuk
	Title:	Vice President

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  Exhibit 4.17
WAIVER – 6/27/02 – Credit Agmt